Exhibit 99

Expert

The consolidated financial statements, and the related financial statement schedules, incorporated in this Registration Statement by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and financial statement schedules and includes an explanatory paragraph relating to a change in recognition and presentation for other-than-temporary impairments of debt in 2009), which is incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.